Exhibit 99.1

LEAPFROG ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008

FINANCIAL RESULTS

EMERYVILLE, California—March 2, 2009—LeapFrog Enterprises, Inc. (NYSE:LF), a leading designer, developer and marketer of technology-based learning products, today announced financial results for the fourth quarter and full year ended December 31, 2008.

For the full year 2008, net sales were $459.1 million, up $16.8 million, or 4%, from the prior year. Net loss for the year narrowed to $68.3 million, or $1.07 per share, from a loss of $101.3 million, or $1.60 per share, in the prior year. The net loss for 2008 includes approximately $24 million of charges and provisions related to the weak macroeconomic environment, as described later.

For the fourth quarter of 2008, net sales were $137.8 million, down $43.5 million, or 24%, from the prior year. Net loss for the quarter was $44.3 million, or $0.70 per share, as compared to a loss of $32.6 million, or $0.51 per share, in the prior year. The year-over-year increase in net loss reflects the impact of the unprecedented deterioration of economic conditions at the end of 2008.

2008 Highlights

•	Achieved 7% growth in U.S. sales (11% excluding School as described later) year-over-year;

•	Reduced operating expenses by 12% year-over-year;

•	Introduced the Tag Reading System which won the Educational Toy of the Year award in the U.S, Australia, and France;

•	Generated our highest ever sales of educational gaming handhelds and software;

•	Launched Learning Path, a proprietary learning feedback technology, which facilitated more than 2 million Tag audio downloads to date;

•	Narrowed net loss by 33% year-over-year;

•	Generated $12 million in cash from operations, a $27 million improvement from prior year; and

•	Ended the year with a solid cash position of more than $79 million, inventories of approximately $58 million and zero debt.

“As was the case for many consumer goods companies, LeapFrog experienced considerable challenges during the 2008 holiday selling season,” said Jeffrey Katz, President and Chief Executive Officer. “Consumer sentiment fell off sharply during the quarter, and exchange rates trended unfavorably. Discounting accelerated through the quarter, which impacted margins and diluted merchandising strategies, and ultimately the discounting that occurred did not adequately reduce year-end retailer inventories.

LeapFrog Enterprises, Inc.

“We are disappointed that the current economic crisis has delayed the growth we were experiencing from the launch of our new product portfolio through the third quarter of 2008. Nevertheless, the changes we implemented throughout the year have helped substantially narrow our losses, restart our reading business, and boost gross margins. In late 2008 we began making further cost cuts and, later this year, we will introduce more new products. In combination, we expect these cost reductions and new products will further improve our operating results and cash flow, even under pessimistic sales assumptions for the majority of the year.”

Katz continued, “We expect the retail inventory overhang from the fourth quarter combined with the weak economy will result in lower shipment levels in the first half of 2009 as we sell-through remaining product. So far this quarter, we have seen sell-through volumes exceeding last year, which reflects well on the demand for our products and we hope bodes well for the 2009 holiday season. In any case, we expect to be very well positioned from a product and operating perspective when the consumer recovery begins.”

Full Year 2008 Financial Results

Net Sales

Net sales for the full year 2008 were $459.1 million, an increase of 4% compared to $442.3 million for the prior year. LeapFrog’s sales increased 23% during the first nine months of 2008 as the company launched its first four web-connected products, a new content library, and Learning Path. Nevertheless, the business was not immune to the increasingly challenging macroeconomic climate in the fourth quarter of 2008. Fourth quarter sales were weaker than expected, declining 24% year over year, which reduced full year 2008 sales growth to 4%.

Segment Results

Net sales from the U.S. segment were $363.4 million for the full year 2008, an increase of 7% compared with $338.9 million for the prior year. Sales through our web store increased 20% year-over-year to $16 million. Driving the increase in U.S. sales was an 11% increase in sales in our U.S. Consumer business, which was previously a separate segment, resulting from the introduction of new products including the Tag Reading System (which achieved tie ratios for content sales exceeding former hit product LeapPad) and the Leapster2 and Didj educational gaming systems. Included in the U.S. segment is the School business which declined $10.2 million to $15.8 million for the year. In 2008, we substantially restructured our School business from a direct sales organization to a reseller and distributor based business.

Net sales from the International segment totaled $95.7 million for 2008, down 7% compared with $103.4 million for 2007. Approximately $4 million of the $8 million decline in International sales was due to the impact of currency fluctuations.

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Gross Profit and Gross Margin

Gross profit was $181.5 million for the full year 2008, up from $173.3 million for the full year 2007. Gross margin was 39.5% for 2008 compared to 39.2% for 2007. Gross margin for 2008 included a charge of $2.5 million for the write-off of inventory required for compliance with the Consumer Product Safety Improvement Act of 2008 (CPSIA1) and approximately $5.7 million for reserves for markdowns and discounts to rebalance retail inventories. Additionally, the $7.9 million decline in the School business had a negative impact on gross profit.

Operating Expenses

Operating expenses were $241.6 million for 2008 compared to $274.5 million for 2007, a decline of 12%. These expense reductions were partially offset by a $5.7 million increase in the allowance for doubtful accounts and a $5.2 million charge associated with headcount and other expense reductions. Additionally, 2007 operating expenses included approximately $11.4 million for a patent litigation settlement. Selling, general and administrative expense decreased 19% year-over-year to $114.7 million for 2008 due to lower compensation-related costs. Research and development expense decreased 18% year-over-year to $48.5 million for 2008 due to reductions in R&D personnel. Advertising expense increased 5% year-over-year to $67.4 million for 2008, reflecting the support for new product launches including the Tag Reading System and the Leapster2 and Didj educational gaming systems.

Provision for Income Taxes

Provision for income taxes was $1.9 million for 2008 compared with $3.7 million for 2007.

Net Loss

Net loss for the full year 2008 was $68.3 million, or $1.07 per share, compared to a net loss of $101.3 million, or $1.60 per share, for the prior year.

Fourth Quarter 2008 Financial Results

Net Sales

Net sales for the fourth quarter 2008 were $137.8 million, down 24% compared to $181.3 million for the fourth quarter 2007.

Segment Results

Net sales from the U.S. segment declined 22% to $105.3 million for the fourth quarter 2008 compared with $134.4 million for the fourth quarter 2007. Sales through our web store increased 10% year-over-year.

[1]	The Consumer Product Safety Improvement Act of 2008 requires that products that have excessive levels of prohibited materials be removed from retail by February 10, 2009.

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Net sales from the International segment declined 31% to $32.5 million for the fourth quarter 2008 compared with $46.9 million for the fourth quarter 2007. Excluding the impact of currency fluctuations, the decline in International sales would have been 19%. Both the U.S. and international markets were significantly affected by the slowdown in consumer purchases in the fourth quarter.

Gross Profit and Gross Margin

Gross profit was $48.1 million for the fourth quarter 2008 compared to $67.5 million for the fourth quarter 2007. Gross margin for the fourth quarter 2008 declined by 2.3 percentage points to 34.9% compared to 37.2% in the fourth quarter 2007. As discussed above, the fourth quarter 2008 gross margin included a charge of $2.5 million for the write-off of inventory required for compliance with the Consumer Product Safety Improvement Act of 2008 and approximately $5.7 million for reserves for markdowns and discounts to rebalance retail inventories. Additionally, gross profit was negatively impacted by an approximate $3.0 million decline in the School business.

Operating Expenses

Operating expenses totaled $86.9 million for the fourth quarter 2008 compared to $97.6 million for the fourth quarter 2007. Selling, general and administrative expense decreased by 18% for the fourth quarter 2008, reflecting the impact of cost containment actions including a reduction in headcount and legal expenses. These reductions were partially offset by a $4.6 million increase in bad debt expense, due to the eroding financial condition of some retailers, and $3.9 million in restructuring expenses associated with headcount reductions and facility-closure costs. Research and development costs also fell by 29% to $11.8 million reflecting decreased R&D headcount and development costs. Advertising expense declined 2% year-over-year to $40.4 million for the fourth quarter 2008.

Net Loss

Net loss for the fourth quarter 2008 was $44.3 million, or $0.70 per share, compared to a net loss of $32.6 million, or $0.51 per share, for the fourth quarter 2007.

Financial Position

Cash and equivalents totaled $79.1 million at December 31, 2008, compared with $93.5 million at December 31, 2007. The company has zero debt outstanding on a $100 million asset-backed line that expires in late 2010. Inventories were $58.2 million at December 31, 2008, compared with $52.4 million at December 31, 2007.

“Clearly, the weak economic conditions impacted our results,” said Bill Chiasson, Chief Financial Officer. “This year we recognized approximately $24 million in charges and provisions related to the weak macro-environment. These costs included: $5 million in restructuring expenses, $5 million in bad debt expense, $6 million in product markdowns, $2 million in product returns, and $6 million for the impairment of Auction Rate Securities.

LeapFrog Enterprises, Inc.

“We are committed to improving operating performance and protecting our sound liquidity position. We realize conditions can change rapidly, and we will maintain the flexibility to adjust appropriately. That means gearing-up quickly when the economy improves or reducing spending further if conditions worsen.”

Conference Call and Webcast

LeapFrog will hold a conference call to discuss fourth quarter and full year 2008 financial results today, March 2, 2009, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The conference call will be webcast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request Conference ID 85751207.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in six languages at major retailers in more than 35 countries around the world. LeapFrog School’s multisensory products currently reach students in more than 100,000 classrooms across the United States. LeapFrog School is a business division of LeapFrog Enterprises, Inc.

NOTE: LEAPFROG, the LeapFrog Logo, TAG, LEAPSTER, LEAPPAD, DIDJ and LEARNING PATH are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding anticipated financial results, including operating results and cash flows, product demand and shipment levels, and expected benefits of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to the recession and its effect on retail business, overall consumer sentiment and trends and their effect on retailer buying behavior, the rates of acceptance by consumers of our web-based products and services, new and changing regulations and standards for children’s products, and our ability to provide high-quality experiences to consumers with all of our products and services. These and other risks and uncertainties detailed from time to time in our SEC filings, including our 2007 annual report on Form 10-K filed on March 13, 2008, could cause the company’s actual results to differ materially from those discussed in this

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release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information:

Investors:	Media:

Karen Sansot	Mischa Dunton
Investor Relations	Corporate Communications
(510) 420-4803	(510) 596-5441

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$79,101	$93,460
Accounts receivable, net of allowances for doubtful accounts of $3,872 and $97 at December 31, 2008 and 2007, respectively	89,918	126,936
Inventories	58,196	52,415
Prepaid expenses and other current assets	10,822	20,427
Deferred income taxes	3,189	3,405

Total current assets	241,226	296,643
Long-term investments	4,962	10,925
Deferred income taxes	497	213
Property and equipment, net	19,611	19,616
Capitalized product costs, net	16,227	14,401
Goodwill	19,549	19,549
Other assets	5,260	9,116

Total assets	$307,332	$370,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,357	$46,868
Accrued liabilities and deferred revenue	44,596	57,591
Income taxes payable	229	93

Total current liabilities	101,182	104,552
Long-term deferred income taxes	22,404	20,292
Other long-term liabilities	3,820	2,146
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 36,627 and 35,857 at December 31, 2008 and December 31, 2007, respectively	4	4
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,141 and 27,614 at December 31, 2008 and 2007, respectively	3	3
Treasury stock	(185)	(185)
Additional paid-in capital	364,657	353,857
Accumulated other comprehensive income	(2,055)	4,036
(Accumulated deficit) retained earnings	(182,498)	(114,242)

Total stockholders’ equity	179,926	243,473

Total liabilities and stockholders’ equity	$307,332	$370,463

LeapFrog Enterprises, Inc.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net sales	$137,818	$181,307	$459,059	$442,271
Cost of sales	89,677	113,761	277,574	268,965

Gross profit	48,141	67,546	181,485	173,306
Operating expenses:
Selling, general and administrative	30,767	37,395	114,713	141,628
Research and development	11,799	16,629	48,473	59,371
Advertising	40,446	41,403	67,361	64,013
Depreciation and amortization	3,843	2,149	11,044	9,464

Total operating expenses	86,855	97,576	241,591	274,476

Income (loss) from operations	(38,714)	(30,030)	(60,106)	(101,170)
Interest expense	306	1,129	2,508	7,037
Interest income	(210)	(23)	(349)	(111)
Other income (expense), net	(4,231)	(3,197)	(8,435)	(3,348)

Income (loss) before income taxes	(42,849)	(32,121)	(66,382)	(97,592)
Provision for income taxes	1,453	433	1,874	3,723

Net income (loss)	$(44,302)	$(32,554)	$(68,256)	$(101,315)

Net income (loss) per common share:
Basic and diluted	$(0.70)	$(0.51)	$(1.07)	$(1.60)
Shares used in calculating net loss per common share:
Basic and diluted	63,643	63,340	63,641	63,361

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31,
	2008	2007
Net loss	$(68,256)	$(101,315)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	22,951	19,610
Unrealized foreign exchange (gain) loss	3,146	2,448
Deferred income taxes	(68)	(2,314)
Stock-based compensation expense, net of tax benefit	11,011	9,511
Impairment of investment in auction rate securities	6,561	2,477
Accretion on investments	—	(836)
Provision for (recovery on) doubtful accounts	5,045	(688)
Impairment of property and equipment	300	2,014
Increase (decrease) in other accounts receivable-related allowances	10,289	(11,354)
Other changes in operating assets and liabilities:
Accounts receivable	17,462	15,678
Inventories	(8,294)	20,605
Prepaid expenses and other current assets	8,950	(2,252)
Other assets	1,860	4,985
Accounts payable	11,463	148
Accrued liabilities and deferred revenue	(11,398)	18,834
Long-term liabilities	3,785	2,768
Income taxes payable	155	(631)
Other	(3,014)	4,880

Net cash provided (used) by operating activities	11,948	(15,432)

Investing activities:
Purchases of property and equipment	(11,424)	(17,382)
Capitalization of content and website development costs	(11,863)	(9,243)
Purchases of investments	—	(460,329)
Sales of investments	—	527,949

Net cash (used) provided by investing activities	(23,287)	40,995

Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	624	2,836
Borrowings on asset-backed line of credit	30,000	—
Repayment of asset-backed line of credit	(30,000)	—
Net cash paid for payroll taxes on restricted stock unit releases	(840)	(921)

Net cash (used) provided by financing activities	(216)	1,915

Effect of exchange rate changes on cash	(2,804)	(1,332)

Net change in cash and cash equivalents for the period	(14,359)	26,146
Cash and cash equivalents at beginning of period	93,460	67,314

Cash and cash equivalents at end of period	$79,101	$93,460